                                                                   EXHIBIT 99(a)


[POPULAR, INC. LOGO]



                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

For additional information contact:  Hector Rivera at 1-877-764-1893

HATO REY, PUERTO RICO; December 21, 2001 -- Popular, Inc. (formerly BanPonce Corporation) (the "Company") today announced that it has elected to redeem all of the outstanding shares of the Company's 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A (the "Series A Preferred Stock") (NASDAQ: BPOPP). As of December 21, 2001, there are approximately 4,000,000 shares of the Series A Preferred Stock outstanding.

The redemption date for the Series A Preferred Stock is January 21, 2002 (the "Redemption Date"). The redemption price of the Series A Preferred Stock is $25.50 plus $.1218 (representing the amount of accrued and unpaid dividends for the current monthly dividend period to, but excluding, the Redemption Date), for a total payment per share in the amount of $25.6218.

Popular, Inc., a bank holding company with $28.5 billion in assets as of September 30, 2001, is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America.

All questions regarding the redemption of the Series A Preferred Stock should be directed to Banco Popular de Puerto Rico, the Transfer Agent for the redemption, by telephoning 1-877-764-1893 or contacting the Transfer Agent at the following address:

                                    Banco Popular de Puerto Rico
                                    Trust Division - Suite 400
                                    209 Munoz Rivera Avenue
                                    Hato Rey, Puerto Rico 00918